Exhibit 10(C)

                              ASSOCIATION CONTRACT

ASSOCIATE:                          THE GHK COMPANY COLOMBIA

SECTOR:                             RIO SECO

EFFECTIVE DATE:                     ________________________

The contracting Parties, to wit: the Colombian Oil Company, henceforth referred to as ECOPETROL, a governmental commercial and industrial company authorized by Law 165 of 1948 and currently governed by its provisions as amended and approved by Decree 1209 of June 15, 1994, with principal offices in Santa Fe de Bogota, represented by JUAN MARIA RENDON GUTIERREZ, of legal age, identified with citizenship identification card No. 17.125.100 issued in Santa Fe de Bogota, residing in Santa Fe of Bogota, who states: 1. That in his position as President of ECOPETROL his job is to represent this Company, and 2. That in order to execute this contract, he has authorization in the form of power attorney from the Board of Directors of ECOPETROL, according to Resolution No. of , 19 and, for the other Part, THE GHK COMPANY COLOMBIA organized according to the laws of the State of Oklahoma, United States of America, with principal offices in Santa Fe de Bogota henceforth referred to as THE ASSOCIATE, with a branch office in Colombia and principal offices in Santa Fe de Bogota, in accordance with Charter 118 dated January 21, 1993, given by Public Notary Sixteen (16) for the District of Santa Fe de Bogota, represented by Enrique Vargas Ramirez, of legal age, a Colombian citizen, identified by citizen's identification card number 5,680,285, who states: 1. That he is the Legal Representative of the GHK COMPANY COLOMBIA, and 2. That in order to formalize this Contract he has been fully authorized, as verified by an affidavit of incorporation of the power of attorney issued by the Chamber of Commerce of Santa Fe de Bogota. Based upon these facts ECOPETROL and THE ASSOCIATE have formalized a contract containing the following clauses:

CHAPTER 1 - GENERAL PROVISIONS
CLAUSE 1 - PURPOSE OF THIS CONTRACT

1.1 The purpose of this contract is the exploration of the Contracted Area and the exploitation of said nationally owned oil as may be found therein, as described in Clause 3.

1.2 In accordance to Article I of Decree No. 2310 of 1974 the exploration and exploitation of nationally-owned hydrocarbons is entrusted to ECOPETROL, which may carry out said activities directly or through contracts with private parties. Based upon this legislation ECOPETROL has agreed with THE ASSOCIATE to exploit the Contracted Area and to exploit whatever oil that could be found in this Contracted Area under the terms and conditions indicated herein in this document, and in Annex "A" and Annex "B" (Operating Agreement) which form an integral part of this contract.

1.3 Without prejudicing the stipulations of this contract, it is understood that THE ASSOCIATE shall have the same rights and obligations in respect to the Oil produced in the Contracted Area and to its share of said oil as are granted under Colombian law to anyone exploiting nationally-owned Oil in this country.
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1.4  ECOPETROL and THE ASSOCIATE agree that they will carry out exploration and exploitation work in lands within the Contracted Area, that they will divide costs and risks in the same proportions and terms stated in this contract and that the properties they acquire and the Oil produced and stored will belong to each Party in the agreed upon proportions.

CLAUSE 2 - EXTEND OF THIS CONTRACT

This contract applies to the Contracted Area, whose boundaries are described in Clause 3, or to any portion thereof, subject to the conditions of this contract whenever Clause 8 is applicable.

CLAUSE 3 - CONTRACTED AREA

The Contracted Area is known as "RIO SECO", and comprises an area of seventeen thousand four hundred and sixty five (17,465) hectares with fifteen hundred 1,500 square meters and is located within the municipal jurisdictions of Caparrapi, La Palma, Chaguani, Guaduas, and San Juan de Rio Seco in the Department of Cundinamarca. This area is described herein below and, as shown in the map enclosed as Annex "A" of this Contract, which also includes the corresponding calculations. As frame of reference the Geodesic Vertex "COCO - 217" is utilized, from the Agustin Codazzi Geographic Institute, whose GAUSS flat coordinates originating in Santa Fe de Bogota are: N-1,065,143.80 065, 143.80, E-938,570.41, corresponding with the geographic coordinates: Latitude 5(degree) 11' 16.42" North of the Equator, Longitude 74(degree) 38'
05.9" West of Greenwich. From this point of reference one continues in a Northeasterly course 21(degree) 40' 12.66" for a distance of 5,225.51 meters until arriving at point "A", the departing point for the marking of the boundaries, which coordinates are: N-1,070,000.00, E-940,500.00. The straight line "A-B" runs Eastbound and is 7,115 meters in length. Point "B" coincides at a point with one point of the Dindal Contract. From point "B" one continues Southbound to point "C" which coordinates are: N-1'065.000.00, E-947.615.00.
The straight line "B-C" has a length of 4,100 meters. From point "C" Westbound one arrives at point "D" which coordinates are: N-1'065.900.00, E-943,700.00. The straight line "C-D" has a length of 3,915 meters. From this point one continues to point "E", having coordinates N-1'038.000.00, E-
943.700.00. The straight line "D-E" is Southbound and has a length of 27,900 meters. Lines "B-C", "C-D", "D-E" border along their entire length with those of the Dindal Contract entered into by G.H.K. COMPANY and PETROLINSON INC. From point "E" one continues Westbound to point "F" having coordinates
N-1'038.00.00, E-932.400.00. Straight line "E-F" has a length of 11,300 meters. From this point one continues to point "G" which coordinates are N-1'040.000.00, E-932.400.00. Straight line "F-G" is Northbound and has a length of 2,000 meters. From point "G" one continues Eastbound to point "H", having coordinates N 1'040.000.00, E-938.500.00. From point "H" Northbound one gets to point "I" with coordinates N-1'060.000.00, E-938.500.00.
Straight line "H-I" has a length of 20,000 meters. From that point one continues to point "J", with coordinates N- 1'060.000.00, E-940-500.00. Straight line "I-J" is Eastbound and has a length of 2,000 meters. From point "J" one continues Northbound to point "A", with coordinates N-1"070.000.00, E-940-500.00, which was our departure point and closes the markings of the boundaries. Straight line "J-A" has a length of 10,000 meters.

PARAGRAPH 1

Whenever a person files a claim asserting that he/she is the owner of the mineral rights within the Contracted Area, ECOPETROL will assume handling of the case and the legal duties thereto pertaining.

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PARAGRAPH 2

CLAUSE 4 - DEFINITIONS

For purposes of this Contract, the terms indicated below shall have the following meanings:

4.1 CONTRACTED AREA: Is the land previously described in Clause 3, subject to Clause 8.

4.2 COMMERCIAL FIELD: It is that portion of the Contracted Area that is be able to produce Oil in economically feasible quantities and quality.

4.3 EXECUTIVE COMMITTEE: Is the committee that is set up within thirty (30) days following the acknowledgement of a Commercial Field, to supervise, control and approve all the operations and actions that are put forth during the term of the contract.

4.4 DIRECT EXPLORATION COSTS: Are those expenses which THE ASSOCIATE incurs due to seismic operations, the drilling of Exploratory Wells, as well as for location of the wells, closing, equipping and testing of said wells, flow lines and separators. Direct Exploration Costs do not include administrative or technical support from the head office or central offices of the Company.

4.5 JOINT ACCOUNT: Are the accounting record books, kept accordance with Colombian law for crediting or debiting the parties for their participation in the Joint Operation.

4.6 BUDGETARY COMPLIANCE: The resources actually spent and/or committed for each of the programs and projects approved for a given calendar year.

4.7 EFFECTIVE DATE: Is the calendar day in which the sixty (60) calendar days' term expires; the day in which all covenants entered upon in said contract become valid, subject to the enforceability of said contract itself.

4.8 CASH FLOW: Is the physical movement of money itself (income and disbursements) that the Joint Account must make in order to take care of the various obligations the ASSOCIATION has incurred from its normal operations.

4.9 NATURAL GAS: Hydrocarbons mixture in gaseous state, made out of the most volatile members of the hydrocarbon paraffinic series.

4.10 DIRECT EXPENDITURES: Are all expenditures debited to the Joint Account as a result of direct labor costs attributed to personnel directly working for the Association, purchase of materials and supplies, service contracts made with third parties and any overhead expenses required by the Joint Operation in the normal course of business.

4.11 INDIRECT Expenditures: Are those disbursements debited to the Joint Account for administrative and/or technical support which the Operator may eventually furnish to the Joint Operation through his own organization.

4.12 COMMERCIAL INTEREST: When referring to Colombian Pesos, the current interest rate as certified by the Bank Superintendency for a particular period; in the case of United States dollars, it shall be the prime rate as determined by CITYBANK of New York.

4.13 INTEREST IN THE OPERATION: The share in the obligations and rights acquired by each Party in the exploration and exploitation of the Contracted Area.

4.14 DEVELOPMENT INVESTMENTS: Refers to money invested in assets and equipment that are capitalized as assets for the Joint Operation in a Commercial Field, once the Parties have Acknowledged said field.

4.15 PRODUCTION OBJECTIVES: Are the formations, strata or sands having possible deposits of hydrocarbons.

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4.16 JOINT OPERATION: The activities and completed jobs or in process of execution on behalf of the Parts and by account of these.

4.17 OPERATOR: The person nominated by the Parties so that, on their behalf, he/she may carry out the operations necessary to explore and exploit the Oil found in the Contracted Area.

4.18 PARTIES: On the Effective Date, ECOPETROL and THE ASSOCIATE. Thereafter and, at any time, ECOPETROL on the one part and THE ASSOCIATE and/or its assignees on the other part.

4.19 PERIOD OF EXPLORATION: It is the length of time available to THE ASSOCIATE in order to comply with the obligations agreed upon in Clause 5 of this contract and that shall not exceed six (6) years starting on the Effective Date, except as pertains to the possible situations indicated in Clause 9 (numeral 9.3 and 9.8) and Clause 34.

4.20 PERIOD OF EXPLOITATION: The time elapsed from the end of the Period of Exploration, until the expiration of this contract.

4.21 Oil: The natural mixture of hydrocarbons in liquid or gaseous state under normal conditions, as well as those substances that accompany them or are derived from them with exception of helium and rare gases.

4.22 EXPLORATORY WELLS: Any well designated as said by THE ASSOCIATE to be drilled or deepened on their own in the Contracted Area in search for Oil. For the purpose of fulfilling the covenants agreed to in Clause 5 of this contract, said exploratory well shall be previously qualified by ECOPETROL and THE ASSOCIATE.

4.23 EXPLOITATION WELL (OR DEVELOPMENT WELL): Any well previously selected by the Executive Committee for Oil production within the Commercial Area.

4.24 BUDGET: The basic planning instrument used to assigned resources for specific projects to be implemented within a calendar year, or part of the year, in order to accomplish the goals and objectives proposed by THE ASSOCIATE or by the Operator.

4.25 EXTENSIVE TEST OF PRODUCTION: The operations that are carried out in one or various producing exploratory wells, in order to evaluate the conditions of production and behavior of the oil field.

4.26 REFUND: The fifty per cent (50%) payment for the Direct Cost of Exploration incurred by THE ASSOCIATE.

4.27 EXPLORATION WORK: Those operations completed by THE ASSOCIATE regarding the search and discovery of Oil within the are of the contract.

CHAPTER II - EXPLORATION

CLAUSE 5 - TERMS AND CONDITIONS

5.1.1 During the first year starting on the effective date of this Contract THE ASSOCIATE shall be obligated to reprocess seventy five (75) kilometers of seismic available, bring forth geochemical studies of the area, including gas measurements throughout three (3) transverse lines East to West bound, the acquisition of Landsat with interpretation and verification of the field (N:1010 to N:1070), structural interpretation including the balancing of at least two
(2) sections and incorporating an integrated geologic interpretation of the area. During the second year THE ASSOCIATE shall carry out the drilling of one
(1) Exploratory Well until reaching penetration of the formations that could

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produce Oil in the area. At the end of the first year THE ASSOCIATE shall have the option of abandoning the contract, provided that it has fulfilled its previously stated obligations.

5.1.2 During the third year THE ASSOCIATE shall drill one (1) Exploratory Well until reaching penetration of the formations that could produce Oil in the area. The contract shall expire at the end of this one year term, unless its extension has been requested and approved in accordance with numeral 5.2 of this Clause or unless no commercial field has been discovered.

5.2 If THE ASSOCIATE has fulfilled its obligations agreed upon in Clause 5, ECOPETROL, at the request of THE ASSOCIATE, shall extend annually for up to three (3) additional years the period of exploration and during each annual extension THE ASSOCIATE shall be obligated to carry out exploration work in the Contracted Area, consisting in the drilling of one (1) exploratory well until penetrating a formation that could produce Oil in the area.

5.3 If, during any one (1) year of the Period of Exploration, THE ASSOCIATE decides to undertake jobs that were really budgeted for the following year, it can request approval from ECOPETROL for said work. If the request is approved by ECOPETROL, ECOPETROL shall determine in which manner and quantity would the said budgeted obligations be transferred.

5.4 During the term of this contract, THE ASSOCIATE shall be able to carry out Exploration Jobs in areas that are reserved in accordance with Clause 8 and THE ASSOCIATE shall be solely responsible for the risks and costs of these activities and, therefore, shall have exclusive and complete control of said activities, without these activities modifying the maximum term of this contract.

CLAUSE 6 - SUPPLY OF INFORMATION DURING EXPLORATION

6.1 ECOPETROL shall fully disclose to THE ASSOCIATE, whenever requested, all the information it has in its possession regarding the Contracted Area. The costs incurred for reproduction and disclosure of said information shall be charged to THE ASSOCIATE.

6.2 During the Period of Exploration THE ASSOCIATE shall deliver to ECOPETROL, all geological and geophysical information, as it is obtained, edited magnetic tapes, processed seismic sections and all supporting field information, magnetic and gravimetric logs, all in reproducible originals, copies of geophysical reports, reproducible originals of all logs as wells are drilled by THE ASSOCIATE, including the final composite graph for each well and copies of the final drilling report, including core sample analyses, results of production tests and any other information relating to the drilling, study, or interpretation of any type performed by THE ASSOCIATE in the Contracted Area without limitation. ECOPETROL is entitled, at any time and through any procedure it may consider appropriate, to witness any operations and to verify the previously indicated information.

6.3 The Parties agree that during the term of this contract al the information obtained in the development of the same is confidential. The Parties also agree that each shall be able to carry out exchanges with companies that may or may not be associated with ECOPETROL. It is understood that this agreement does not prejudice the duty to furnish the Ministry of Mines and Energy with any information it may request under current legal and regulatory provisions. Nevertheless, it is understood and agreed that the parties may provide, at their own discretion, information requested by their affiliates, consultants, contractors, and financial institutions, as required by the appropriate authorities having jurisdiction over the parties of their affiliates, or by regulations of any stock exchange in which shares of the capital stock of parties or related corporations are listed.

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CLAUSE 7 - BUDGET AND EXPLORATION SCHEDULES

THE ASSOCIATE shall have the obligation to prepare, keeping in mind the provisions of this contract, the programs and budget estimates necessary to carry out the exploration of the Contracted Area. Said programs and budget estimates shall be presented in a timely manner to ECOPETROL.

CLAUSE 8 - RETURN OF THE AREAS

8.1 Upon completion of the initial period of exploration, or upon completion of the extensions obtained by THE ASSOCIATE, or at the latest at the end of the sixth (6) year, if a Commercial Field has been discovered in the Contracted Area, said area shall be reduced by fifty percent (50%) of the Contracted Area; two (2) years later, the area shall be reduced to the seize of the Commercial Field or Fields area which are in production or development, plus a five (5) kilometer wide reserve zone surrounding each field. The Commercial Fields, plus the zone surrounding each field, shall be called the Exploitation Area, and shall be called the exploitation area, and this area shall be the only portion of the Contracted Area that shall remain subject to the terms of this contract.

8.2 The ASSOCIATE shall determine the areas that shall be returned to ECOPETROL in lots having a minimum area of five thousand (5,000) hectares each, unless THE ASSOCIATE shows evidence that said is not possible. Notwithstanding the requirement to relinquish those areas indicated in Clause 8 (numeral 8.1), THE ASSOCIATE is not obliged to return development or production areas, including the 5 kilometer wide reserve belt surrounding them, unless development or production operations are suspended continuously for longer than a year, without just cause and for reasons attributable to THE ASSOCIATE, in which case the areas shall be returned to ECOPETROL, thus terminating the contract for said areas or parts of areas. These stipulations are also applicable to exploitation under the sole risk mode.

CHAPTER III - EXPLOITATION

CLAUSE 9 - TERMS AND CONDITIONS

9.1 To initiate Joint Operations under the terms of this contract, it is stipulated that the exploitation work would begin on the date the Parties realize the existence of a commercial field or when the provisions of Clause 9 (numeral 9.5) are met. THE ASSOCIATE shall ascertain the existence of a Commercial Field by drilling, in the proposed Commercial Field, a number of wells sufficient to reasonably define the area and commercial viability of said field. In this situation, THE ASSOCIATE shall notify ECOPETROL in writing the finding of said commercial field, furnishing the studies which have led to this conclusion. Within ninety (90) calendar days from the date THE ASSOCIATE hands over all supporting information, ECOPETROL must acknowledge or challenge the existence of the Commercial Field. ECOPETROL may request additional information it deems necessary within the thirty (30) days following the date of submission of the first supporting information.

9.2.1 If ECOPETROL acknowledges the existence of the Commercial Field, it shall give notice of this to THE ASSOCIATE within ninety (90) calendar days as provided in Clause 9 (numeral 9.1) and it shall then enter to participate, under the terms of this contract, into the development of the Commercial Field, discovered by THE ASSOCIATE.

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9.2.2 ECOPETROL shall reimburse to THE ASSOCIATE fifty percent (50%) of the
Direct Exploration Costs of:

9.2.2.1 The drilling of Exploratory Wells drilled by THE ASSOCIATE which result in commercial production,

9.2.2.2 Seismic acquisition and the drilling of stratigraphic wells done prior to de date on which ECOPETROL notifies of the existence of each Commercial Field.

9.2.2.3 The drilling of A-1 Exploratory Wells, in accordance with the Lahee classification, which turn out dry, drilled by THE ASSOCIATE prior to the date on which ECOPETROL notifies of the existence of each Commercial Field.

9.2.2.4 The drilling of Exploratory Wells, which turned out dry, drilled by THE ASSOCIATE prior to the initial discovery well for each Commercial Field.

9.2.3 The amount of these costs is determined in United States of America dollars, taking as date of reference that in which THE ASSOCIATE made said disbursements; therefore, the costs incurred in Colombian pesos are settled at the prevailing market exchange rate for that date as certified by the Banco de la Republica.

9.2.4 Reimbursement for the Direct Costs of Exploration in accordance to the provisions of Clause 9 (numeral 9.2.2) shall be made by ECOPETROL to THE ASSOCIATE, starting at the moment in which the well is placed in production by the Operator, in the sum of money in dollars equivalent to fifty percent (50%) of its direct participation in the total production of the respective field, after deducting the appropriate percentage for royalties.

9.3 If ECOPETROL does not acknowledge the existence of the Commercial Field as referred to under Clause 9 (numeral 9.1) it shall indicate to THE ASSOCIATE the additional work that it considers necessary to demonstrate the existence of a Commercial Field, work whose cost shall not exceed TWO MILLION DOLLARS (US $2,000,000.00), nor shall it be able to require for its completion a term of time greater than one (1) year, in which case the Period of Exploration for the Contracted Area shall be extended automatically by the length of time agreed to by the Parties as being the length of time necessary to perform the additional work requested by ECOPETROL in this clause, but without prejudicing the covenants of Clause 8 (numeral 8.1) pertaining to the reduction of the area.

9.4 If ECOPETROL, after performing the additional jobs required in accordance with Clause 9 (numeral 9.3), acknowledges the existence of the Commercial Field referred to in Clause 9 (numeral 9.1), then it shall enter as a participant in operations to develop said field under the terms of this contract and shall refund to THE ASSOCIATE, in the manner agreed upon in Clause 9 (numeral 9.2.3 and 9.2.4), fifty percent (50%) of the cost of the additional work requested, as indicated in Clause 9 (numeral 9.3) and the completed jobs shall became property of the Joint Account.

9.5 If ECOPETROL does not acknowledge the existence of a Commercial Field, after completion of the additional work referred to in Clause 9 (numeral 9.3), THE ASSOCIATE shall have the right to perform the work it considers necessary for the exploitation of said field and be refunded two hundred percent (200%) of the total cost of the work completed on its own risk, and up to fifty percent (50%) of the Direct Exploration Costs performed by THE ASSOCIATE prior to discovery, in accordance with the provisions of Clause 9 (numeral 9.2.2). and for purposes of this clause disbursement shall be made upon the value of the Oil produced, less royalties as provided by Clause 13, deducting costs of production, gathering, transportation and sales. If THE ASSOCIATE chooses the sole-risk mode, it

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shall be understood that the exploitation term starts on the date ECOPETROL advises THE ASSOCIATE that it does not acknowledge commercial development. For purposes of settlement, the dollar equivalent of the disbursements made in pesos shall be calculated utilizing the exchange rate on the date THE ASSOCIATE made said disbursements. For the purpose of this clause, the value of each barrel of Oil produced in said field during a calendar month shall be the average price per barrel that THE ASSOCIATE receives from the sales of its share in the Oil produced in the Contracted Area during said month. When THE ASSOCIATE has been reimbursed for the percentage established in this clause, all the drilled wells, the installations and all assets acquired by THE ASSOCIATE for the exploitation of the field and paid as indicated in this clause, shall become property of the Joint Account free of charge, after agreement by ECOPETROL to participate in the development of said field.

9.6 ECOPETROL may at any time decide to participate in the operations at the field discovered and developed by THE ASSOCIATE, without prejudicing THE ASSOCIATE'S right to reimburse itself for the investments made on its own, in the manner and percentage stated in Clause 9 (numeral 9.5). Once THE ASSOCIATE has been reimbursed, ECOPETROL shall start to participate in the financial results of the developed wells entirely at expense of THE ASSOCIATE.

9.7 To define the limits of a Commercial Field all the geological and geophysical information shall be considered as well as that pertaining to the drilled wells within said field or those related to said field.

9.8 If upon expiration of the six (6) year Exploration Period referred to in Clause 5 (numeral 5.2), THE ASSOCIATE has drilled one or more Exploratory Wells which indicate the possible existence of a Commercial Field, ECOPETROL, at the ASSOCIATE'S request, shall extend the Exploration Period for the time needed, not to exceed one (1) year, for THE ASSOCIATE to demonstrate the existence of said Commercial Field, without prejudice to that which is set out in Clause 8.

CLAUSE 10 - TECHNICAL CONTROL OF OPERATIONS

10.1 The parties agree that THE ASSOCIATE is the Operator and as such, within the limitations set forth in this contract, shall have control of all the operations and activities it may consider necessary for a technical, efficient and economic exploitation of the Oil existing within the area of the Commercial Field.

10.2 The Operator has the duty to accomplish all the development operations and production in accordance with generally known industrial standards and practices, using the best technical methods and systems required for the economical and efficient exploitation of Oil, and fulfilling the pertinent legal and regulatory provisions on the subject.

10.3 For purposes of this contract, the Operator shall be considered a distinct entity from the Parties hereto, as well as for purposes of civil, labor and administrative legislation and for purposes of the Operator's relationship with the personnel it employs, pursuant to Clause 32.

10.4 The Operator shall have the right to resign his position, by giving written notice to the Parties six (6) months in advance of the effective date of said resignation. The Executive Committee shall then appoint a new Operator pursuant to Clause 19 (numeral 19.3.2).

CLAUSE 11 - EXPLOITATION SCHEDULES AND BUDGET

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11.1 Within three (3) months following acknowledgement of a Commercial Field in the Contracted Area, the Operator shall present to the Parties a schedule of activities and a Budget for the remaining portion of said the calendar. Should there be less than six and one-half (6 1/2) months remaining in said year, the Operator shall prepare and present the Budget and schedules for the following calendar year within a term of three (3) months. Future Budgets and schedules shall be presented to the Parties during the regular meetings of the Executive Committee held in July of the previous year. Within twenty (20) days following receipt of the Budgets and schedules, the Parties shall advise the Operator in writing of the changes they wish to propose. At the time this takes place, the Operator shall take into account the observations and amendments proposed by the Parties in the preparation of the Budget and schedules, which shall be submitted for final approval by the Executive Committee, at the ordinary meeting held each November; except if there are less than six and one-half (6 1/2) months left before the end of the year in which the existence of the Commercial Field was acknowledged. Should the total Budget not be approved before November, those items of the Budget on which agreement has been reached shall be approved by the Executive Committee, while the items on which no agreements has been reached shall be immediately submitted to the Parties for their subsequent review and final decision, in the manner provided for in Clause 20.

11.2 The Parts shall be able to propose additions or revisions to the Budget and to the approved schedules, but, except in emergency situations, they shall not have to be formulated less frequently than every three (3) months. The Executive Committee shall come to a decision regarding the additions and revisions proposed for consideration at the meeting; said meeting is to be held within thirty (30) days following presentation of said additions and revisions.

11.3 The schedules and Budgets are mainly for the purpose of:

11.3.1 Determining what operations are to be carried out during the following calendar year.

11.3.2 Determining the expenditures and investments that the Operator is authorized to undertake.

11.4 The terms SCHEDULE and BUDGET mean the proposed work plan and the estimated expenses and investments that the Operator shall carry out in the different aspects of the operation, such as:

11.4.1 Capital investments in production: Drilling for the development of reserves, well workover or recovery, and construction specifically for production.

11.4.2 General construction and equipment: Industrial and camp facilities, transportation and building equipment, drilling and production equipment, other construction and equipment.

11.4.3 Maintenance and operating expenses: production expenses, geological expenses and administrative overhead for the operation.

11.4.4 Working capital requirements.

11.4.5 Contingency funds (unforeseen occurrences).

11.5 The Operator shall make all the expenditures and investments and carry out the development and production operations in accordance with the schedules and Budgets referred to in Clause 11 (numeral 11.1), without exceeding the total Budget for each year by ten percent (10%), except by authorization of the Parties in special situations.

11.6 The Operator shall be willing voluntarily not initiate any project, nor charge to the Joint Account any expenses not approved in the Budget exceeding the sum of forty thousand dollars of United States of America currency (US $40,000) or its equivalent in Colombian currency, per project or per quarter.

11.7 The Operator shall be authorized to incur expenditures that are chargeable to the Joint Account without previous authorization of the Executive Committee whenever emergency measures must be taken in order to maintain security for the staff, or because of emergency expenditures incurred

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because of fire, floods, storms or other disasters; unavoidable emergency expenditures for the operation and the maintenance of the production facilities, including the maintenance of the wells in producing condition with maximum efficiency; unavoidable emergency expenditures for the protection and conservation of materials and equipment necessary for these operations. In these situations the Operator must convene a special meeting of the Executive Committee as soon as possible, to obtain their approval to continue with emergency measures.

CLAUSE 12 - PRODUCTION

12.1 Whenever necessary and duly approved by the Executive Committee, the Operator shall determine the Maximum Efficiency Rate of Production (MER) for each Commercial Field. This Maximum Efficiency Rate of Production (MER) shall be the maximum Oil production rate that can be extracted from a reservoir for the purpose of maximizing final recovery of the reserves. Estimated production should be diminished as necessary to compensate for real or anticipated operating conditions, such as wells under repair which are not producing, limited capacity of gathering lines, pumps, separators, tanks, pipelines and other installations.

12.2 The Operator shall determine periodically, at least once a year, with the consent of the Executive Committee, the area deemed capable of producing Oil in commercial quantities in each field and shall propose a schedule and spacing for drilling Exploitation Wells in an economical and efficient manner.

12.3 The Operator shall prepare and deliver to each one of the Parties, at regular intervals of three (3) months, a schedule indicating participation in production and another showing production distribution for each Party, for the next six (6) months period. Production forecasting shall be made on the basis of the Maximum Grade of Productive Efficiency (MER) as has been agreed upon in the Clause 12 (numeral 12.1) and adjusted to the rights of each Party, in accordance with this contract. The schedule of production distribution is determined upon the periodic requests of each Party, and in accordance with Clause 14 (numeral 14.2) including the corrections that may be necessary to assure that none of the Parties, when being able to remove, would receive less than the quantity he has the right to receive, in accordance with the provisions of Clause 14 and without prejudicing the provisions in Clause 21 (numeral 21.2) and 22 (numeral 22.5).

12.4 If any one of the parties foresees a reduction in its capacity to receive Oil in relation to the forecast furnished to the Operator, it shall so advise the Operator as soon as possible, and if said reduction is due to an emergency situation, said Party shall advise the Operator within twelve (12) hours following the occurrence causing said reduction. As a result, said Party shall provide the Operator with a new receipt schedule, taking into consideration the corresponding reduction.

12.5 The Operator may use the crude oil and gas consumed in the performance of production operations in the Contracted Area, and said crude and gas be exempt from the royalties referred to in Clause 13 (numeral 13.1 and 13.2).

CLAUSE 13 - ROYALTIES

13.1 During the exploitation of the Contracted Area, and before sharing production among the Parties, the Operator shall hand over to ECOPETROL as royalty twenty percent (20%) of the value of the production of liquid hydrocarbon production resulting from said area. On its own account and risk, ECOPETROL shall take in kind said production percentage pertaining to royalties from the tanks belonging to the joint account.

13.2 As a royalty, the Operator shall deliver to ECOPETROL twenty percent (20%) of the gas production.

13.3 From the production percentage covering the royalty, ECOPETROL shall, in the manner and under the terms set forth by Law, pay to the Nation, the Departments and the Municipalities the appropriate royalties applicable from the total production of the Commercial Field, and THE ASSOCIATE shall be liable for any payments to those entities or persons pertaining to this royalties.

CLAUSE 14 - DISTRIBUTION AND AVAILABILITY OF OIL

14.1 The produced Oil, except for that Oil which has been used to benefit the operations under this contract and for that which inevitably is wasted in these endeavors, shall be transported to the tanks commonly owned by the Parties or to other measurement installation as agreed by the Parties. The Oil shall be measured pursuant to the standards and methods accepted by the oil industry and, based upon said measurements, the percentages referred to in Clause 13 shall be determined. From that moment, the remaining Oil shall remain the property of each Party in the proportions specified in this contract.

14.2  Production Distribution.

14.2.1 Having calculated the percentage corresponding to the royalty, the remaining Oil and produced gas originating from the field shall be the property of both Parties in the proportion of fifty percent (50%) for ECOPETROL and fifty percent (50%) for THE ASSOCIATE until such time as the accumulated production of the Contracted Area gets to be 60 million barrels of Oil.

14.2.2 Whenever accumulated production exceeds 60 million barrels of Oil, the rest of the Oil and gas produced from the Contracted Area (after deducting the appropriate percentage for royalty) shall be property of both Parties, at the rate resulting from the application of the R factor as indicated in the following table:

DISTRIBUTION OF PRODUCTION AFTER ROYALTIES


R FACTOR              THE ASSOCIATE         ECOPETROL

1.0 to 1.0                 50                      50

1.0 to 2.0                50/R             100 - 50/R

2.0 or more                25                      75

14.2.3  For purposes of this table, the R factor is defined as follows:

                                       IA
                        R = ------------------------
                                 ID + A - B + GO

Where:

IA (THE ASSOCIATE'S ACCUMULATED INCOME): Is the actual value of THE ASSOCIATE'S accumulated income derived from the total production of hydrocarbons at the reference price agreed to by the Parties, excluding hydrocarbons re-injected into the Fields of the Contracted Area, those consumed in the operation and burnt gas.

The average reference price for hydrocarbons shall be determined pursuant to mutual agreement between the Parties.

In order to determine Accumulated Income, one should take as base the Monthly Income, which in turn shall be determined by multiplying the average reference monthly price by the monthly production, in accordance with MME's Form 9.

ID (ACCUMULATED DEVELOPMENT INVESTMENTS): Consist of fifty percent (50%) of the accumulated development investment approved by the Association's Executive Committee.

A: Consists of the Direct Exploration Costs THE ASSOCIATE has incurred, in accordance with Clause 9 (numerals 9.2.2, 9.2.3 and 9.2.4) of this Contract.

B: Is the accumulated reimbursement of the previously indicated Direct Exploration Costs, in accordance with Clause 9 (numerals 9.2.2, 9.2.3 and 9.2.4) of this Contract.

GO (ACCUMULATED OPERATIONAL COSTS): Consist of the accumulated operational costs, as approved by the Association's Executive Committee, in the proportion corresponding to THE ASSOCIATE, plus THE ASSOCIATES accumulated transportation costs. Transportation costs are understood to be the investment and operational costs incurred for the transportation of hydrocarbons produced in the commercial fields located in the Contracted Area, from this Area to the exporting port of the reference price at a certain site which the Parties have agreed to utilize for purposes of calculating the IA income. Said transportation costs shall be determined jointly by the Parties by mutual agreement once the exploitation stage begins on those fields whose commercial feasibility has been acknowledged by ECOPETROL.

Operational Costs shall include Special Contributions or similar contributions having direct application on hydrocarbon exploitation in the Contracted Area.

All values included in the determination of the R Factor shall be given in current dollars. For this purpose expenses given in pesos shall be converted into dollars at the Prevailing Exchange Rate as certified by the Bank of the Republic effective on the date said disbursements took place.

14.2.4 Factor R Calculations: The distribution of production based upon Factor R shall commence on the first day of the third calendar month following the month in which the accumulated production in the Contracted Area reaches 60 million barrels of Oil.
Factor R shall be calculated based upon the closing of the accounting books for the calendar month in which accumulated production reached 60 million barrels of Oil. The resulting production distribution shall be applicable until the 30th day of June of the following year. From that moment, the Factor R distribution of production shall be carried out annually (from July 1st to June 30th), settlement being based upon the accumulated value from December 31st of the previous year in accordance with the corresponding closing of the accounting books.

14.2.5 Should a field produce crude oil and gas at the same time, in order to apply the above distribution table, the total accumulated production to be taken into account shall be that of the principal hydrocarbon, in keeping with the authorization granted by the Ministry of Mines and Energy for the exploitation of said field. In order to determine the total accumulated production, the measurement standard for the equivalent in gas shall the amount of 7,000 cubic feet of gas per barrel of oil.

14.3 In addition to the jointly owned tanks and other facilities each Party shall have the right to build its own production facilities in the Contracted Area for its own and exclusive use in compliance with legal dispositions. The transport and delivery of each Party's Oil to the pipeline and to other storage facilities not jointly owned, shall be the sole responsibility and risk of the receiving Party.

14.4 If production is obtained in localities not connected by pipelines, chargeable to the Joint Account, the Parties could agree on the pipeline to be used until the Oil can be sold, or to a locality location connecting with the pipeline. If the Parties agree to the construction of said pipelines, they must execute the contracts they consider pertinent and designate the Operator in accordance with current legal dispositions.

14.5 Each Party shall own the oil produced, stored and made available to the Party as a result of the operation herein indicated, pursuant to the provisions of this contract, and each Party must receive said Oil in kind at each Party's expense or sell it or dispose of it separately, pursuant to Clause 14 (numeral 14.3).

14.6 If any of the Parties, for any reason, can not separately have or withdraw from the tanks of the Joint Account all or part of the Oil that corresponds to it in accordance with this contract, the following procedure shall be followed:

14.6.1 If ECOPETROL is the Party that is unable to withdraw in whole or in part its quota of Oil (in other words, share plus royalty) pursuant to Clause 12 (numeral 12.3), the Operator may continue production and delivery from said field to THE ASSOCIATE, in addition to the portion representing THE ASSOCIATE'S quota in the operation on the basis of one hundred percent (100%) of the MER, all said Oil as THE ASSOCIATE chooses and is able to withdraw up to the limit of one hundred percent (100%) of the MER, crediting ECOPETROL for subsequent delivery, the volume of Oil ECOPETROL was entitled to withdraw but failed to withdraw. But with respect to the volume of Oil not withdrawn equivalent to one month in royalties to ECOPETROL, THE ASSOCIATE at the request of ECOPETROL, shall pay in United States of America dollars, the difference between the quantity of Oil withdrawn and the quantity of Oil that belonging to it on account of the royalty referred to in the Clause 13 (numerals 13.1 and 13.2), provided that it is understood that any Oil withdrawn made by ECOPETROL shall be applied in the first place to royalty payment in kind, and subsequently, any additional Oil withdrawals shall be applied to ECOPETROL'S share under Clause 14 (numeral 14.2)

14.6.2 In the event that THE ASSOCIATE is the Party that is unable to withdraw any Oil, in whole or in part, its portion assigned under the Clause 12 (numeral 12.3), the Operator shall deliver to ECOPETROL, based on one hundred percent (100%) of the MER, not only its participation and the corresponding, but also the Oil that ECOPETROL is able to withdraw until a limit from one hundred percent (100%) of the MER, accrediting with THE ASSOCIATE subsequent delivery, the part that corresponds and that may not have been able to withdraw.

14.7 When both Parties are able to receive the Oil allocated under Clause 12 (numeral 12.3), the Operator shall deliver to the Party which had been previously unable to receive its production quota, upon said Party's request, in addition to its share in the operation, a minimum of ten percent (10%) per month of the monthly production corresponding to the other Party every month and, by mutual agreement, up to one hundred percent (100%) of the quota not received, up to the time when the total amounts credited to the Party that had been unable to receive its Oil are met.

14.8 Without prejudicing the legal provisions regulating this matter, each Party shall be free, at any time, to sell or export its quota of the Oil obtained, in accordance with this contract, or to dispose of said Oil in any manner.

CLAUSE 15 - UTILIZATION OF GAS
In the event one or more liquid Oil fields with associated gas are discovered, the Operator shall, within the two (2) years following commencement of commercial production from the field, submit a proposal on the use of natural gas for the benefit of the Joint Account. The Executive Committee shall approve the proposal and decide on the schedule therefor. If the Operator fails either in presenting said proposal within the two (2) years term or in performing the approved project within the time limits agreed upon by the Executive Committee, ECOPETROL may take possession at no cost of all available gas from the reservoirs in exploitation required for the efficient exploitation of the field.

CLAUSE 16 - UNIFICATION
Whenever an economically exploitable reservoir extends continuously to a structure located in the Contracted Area and into another adjoining area or areas, the Operator shall implement, in agreement with ECOPETROL and any other interested parties, upon approval of the Ministry of Mines and Energy, a unitary exploitation schedule, which must be designed in accordance with generally accepted Oil production engineering technology.

CLAUSE 17 - FURNISHING OF INFORMATION AND INSPECTION DURING
EXPLOITATION

17.1 The Operator shall furnish to the Parties, as they are obtained, reproducible originals (sepia), and copies of the electric, radio-active and sonic logs for the drilled wells, historical data, core analyses, production tests and all routine reports made or received regarding the operations and activities developed in the Contracted Area.

17.2 Each one of the Parties, at its own expense, and on its own account and risk, shall have the right, by means of its authorized representatives, to survey the wells and the installations in the Contracted Area and the activities related to it. Said representatives shall have the right to examine cores, samples, maps, records of the drilled wells, surveys, books and all other sources of information related to the development of this contract.

17.3 To enable ECOPETROL to comply with the provisions of Clause 29, the Operator shall prepare and deliver to ECOPETROL all reports required by the National Government.

17.4 All information and data related to exploitation operations shall be treated as confidential data in the manner set forth in Clause 6 (numeral 6.3) of this contract.

CHAPTER IV - EXECUTIVE COMMITTEE
CLAUSE 18 - BYLAWS
18.1 Within the thirty (30) calendar days following acknowledgment of a Commercial Field, each Party must appoint a representative as well as his first and second alternates who shall form the

Executive Committee and shall inform the other Party in writing of the names and addresses of their representatives and alternates. Each Party may replace its representative or alternates at any time, but shall give written notice thereof to the other Party. The vote or decision of the representative of each Party shall be binding upon said Party. If the principal representative of any of the Parties is unable to attend a Committee meeting, he shall designate in writing the alternate who is to attend the meeting, and said alternate shall have the same authority as the principal representative.

18.2 The Executive Committee shall hold ordinary meetings during the months of March, July and November, to review the Operator's exploitation schedule and his immediate plans. Annually, during the ordinary meeting in the month of July, the Operator shall present to the Executive Committee the annual operations schedule and the expenditures and investment Budget for the next calendar year, which shall be reviewed and approved in the ordinary meeting of the month of November.

18.3 The Parties and the Operator shall be able to request a special meetings of the Executive Committee to analyze conditions pertaining to the operation. The Chairman of the Committee shall notify the representatives of said meeting within ten (10) calendar days prior to the date of the meeting and of the subjects to be discussed. Any subject not having been included in the agenda of the meeting may be discussed during said meeting, but only after acceptance by the representatives of the Parties in the Committee.

18.4 The representative of each Party shall have, in regard to any issues discussed by the Executive Committee, a vote equivalent to the percentage of its total Interest in the Joint Operation. Any resolution or decision made by the Executive Committee, in order to be valid, must have the affirmative vote of over fifty percent (50%) of the total Interest. In accordance with this procedure, any decisions made by the Executive Committee shall be binding and final upon the Parties and for the Operator.

CLAUSE 19 - FUNCTIONS

19.1 The Executive Committee shall be formed by the representatives of the Parties, and said Committee shall have full authority and responsibility to establish and adopt exploitation, development, and operation schedules and Budgets relating to this contract. A representative of the Operator shall attend the Executive Committee meetings.

19.2 The Executive Committee shall name a
Secretary. The Secretary shall keep minutes and detailed/complete minutes of all the meetings, as well as notes of all the discussions and decisions made by the Committee. The copies of these minutes, in order to be valid, should be approved and signed by the representatives of the Parties within the five (5) days following adjournment of the meeting and shall be delivered to the Parties as soon as possible.

19.3 Some Executive Committee functions include the following:

19.3.1 To adopt its own regulations.

19.3.2 To designate the Operator in case of resignation or removal.

19.3.3 To designate the External Auditor for the Joint Account.

19.3.4 To approve or disapprove the annual operations schedule and the expenditures Budget, and any modifications or revisions thereto, and to authorize extraordinary expenditures.

19.3.5 To determine policies and rules on expenditures.

19.3.6 To approve or disapprove all expenditure recommendations made by the Operator (which have not been included in the approval Budget), when said expenditures exceed the amount of Forty Thousand United States of America dollars (US $40,000) or its equivalent in Colombian currency.

19.3.7 To advise the Operator and to decide on matters referred for the Committee's consideration.

19.3.8 To create such sub-committees as it deems necessary and to establish their functions to be carried out under the direction of Executive Committee and paid for from the Joint Account.

19.3.9 To define the type and frequency of reports on drilling, operation and production, and any other information to be furnished by the Operator to the Parties, paid for by this Joint Account.

19.3.10  To supervise the operation of the Joint Account.

19.3.11 Authorize the Operator to execute contracts on behalf of the Joint Operation when the amount thereof exceeds forty thousand dollars in United States of America currency (US $40,000) or the equivalent in legal Colombian tender, and

19.3.12 In general, to carry out all the functions authorized in this contract that are not the responsibility of any other entity or individual under a specific clause hereof or under a legal or regulatory provision.

CLAUSE 20 - DECISION-MAKING PROCESS IN THE EVENT THERE IS DISAGREEMENT ON THE OPERATION

20.1 Any project related to the joint operation that requires the approval of the Executive Committee, as provided in this contract, and for which the representatives of the Parties disagree, shall be directly presented to the highest executive of each Party, residing in Colombia, so that they may make a joint decision. If within the sixty (60) calendar days following presentation of said inquiry, the Parties arrive at a decision on said matter, they shall communicate their decision to the Secretary of the Executive Committee who shall call a meeting within fifteen (15) calendar days following the receipt of the information, and the members of the Committee are obligated to ratify said agreement or decision arrived to in said meeting.

20.2 If the Parties fail to reach an agreement on the matter under discussion within sixty (60) calendar days following the presentation of said matter, the operations may be carried out in accordance with Clause 21.

CLAUSE 21 - OPERATIONS AT THE RISK OF ONE OF THE PARTIES

21.1 If at any time any one of the Parties wishes to drill an Exploitation Well not approved under the operation schedule, it shall give the other Party written notice not less than thirty (30) calendar days in advance of the next meeting of the Executive Committee of its desire to drill said well, and shall provide data as location, recommendations to drill, depth and estimated costs. The Operator shall include said proposal in the agenda of issues to be discussed in the next meeting of the Executive Committee. If said proposal is approved by the Executive Committee, said well may be drilled and shall be chargeable to the Joint Account. If the Executive Committee does not accept said proposal, the Party interested in drilling the aforementioned well, hereinafter referred to as the "Participating Party", shall have the right to drill, complete, produce, or abandon said well at its sole expense and risk. The Party not wishing to participate in the operation herein described shall be called the NonParticipating Party. The Participating Party must start drilling said well within one hundred eighty (180) days from rejection of its proposal by the Executive Committee. If drilling is not commenced within this period of time, the matter shall again be submitted to the Executive Committee's consideration. At the request of the Participating Party, the Operator shall drill the aforementioned well chargeable to the Participating Party's own account and on its own risk, provided that, in the Operator's opinion, this operation does not interfere with the normal progress of the operations of the field, upon advance payment to the Operator by the Participating Party of said amounts as the Operator may deem necessary in order to drill. In the event that the Operator is unable to drill the well without interfering with the normal progress of the operations, the Participating Party shall have the right to drill said well directly or through a competent service company, and in this case, the Participating Party shall be responsible for said operation, without interfering in the performance of the normal field operations.

21.2 If the well referred to in Clause 21 (numeral 21.1) is completed as a producing well, said well shall be managed by the Operator and the production from said well, after deducting the royalty as set forth in Clause 13, shall be the property of the participating Party, which shall cover all the costs of the operation of said well until the time when the net value of the production from said well, after deducting production costs, costs of collecting the Oil, storage, transportation and other similar costs as well as sales costs, be equal to two hundred percent (200%) of the drilling and completion cost of said well, and from that moment on and for purposes of this contract shall be the property of the Joint Account. For purposes of this clause, the value of each barrel of Oil produced from said well, during a calendar month, before deducting the previously stated costs, shall be the average price per barrel received by the participating Party for the sales of its participation in the Oil produced in the Contracted Area during said month.

21.3 If at any time either Party wishes to workover, deepen or plug a well that is not in commercial production or is dry well drilled by the Joint Account, and if these operations have not been included in a schedule approved by the Executive Committee, said Party shall give notice to the other Party of its intention to workover, deepen or plug said well. If there is no equipment at the location the procedure set forth in Clause 21 (numerals 21.1 and 21.2) shall be applicable. If adequate equipment can be found at the well's location to carry out the proposed operations, the Party receiving notice from the other Part regarding the operations it wishes to carry out shall have a forty-eight (48) hours starting from receipt of said notice, to approve or disapprove the operation, and if no response is received during said period of time, it shall be understood that the operation shall be performed at the Joint Account's expense and risk. If the proposed work is performed on account and risk of one participating Party, the well shall be managed pursuant to Clause 21 (numeral 21.2).

21.4 If at any time one of the Parties wishes to construct new installations for gas liquids extraction and for the transportation and exportation of Oil, hereinafter called additional facilities, said Party shall give written notice to the other Party, which shall include the following information:

21.4.1 General description, design, specifications, and estimated costs of the additional facilities;

21.4.2 Projected capacity.

21.4.3 Approximate date of commencement of construction operations and duration of same. Within ninety (90) days starting from the day of notice, the other Party, through written notice, has the right to decide to participate in the projected additional installations. In the event said Party opts to not participate in the additional installations, or does not reply to the proposal of the participating Party, hereinafter referred to as the Construction Party, and the latter shall proceed with the additional installations and may order the Operator to construct, operate and maintain said installations at the sole expense and risk of the constructing Party, without prejudicing the normal development of the Joint Operations. The Construction Party shall be able to negotiate with the other Party the use of said installations for the Joint Operation. During the time in which the installations are operated at cost and risk of the Construction Party, the Operator shall charge to the Construction Party all the operation and maintenance costs for the additional installations in accordance with generally accepted accounting standards.

CHAPTER V - JOINT ACCOUNT
CLAUSE 22 - MANAGEMENT

22.1 Without prejudicing other provisions contained herein, expenditures covering Exploration Operations shall be for THE ASSOCIATE'S account and risk.

22.2 From the time the Parties acknowledge the existence of a Commercial Field, and subject to the provisions of Clause 5 (numeral 5.2) and Clause 13 (numeral
13.1 and 13.2), the ownership of the rights or Interest in the Operation of the Contracted Area shall be divided as follows: ECOPETROL fifty percent (50%) and THE ASSOCIATE fifty percent (50%). From then on, all expenditures, payments, investments, costs and obligations carried out and contracted for the performance of the operations, in accordance with this contract, as well as the investments made by THE ASSOCIATE before and after a Commercial Field is Acknowledged, in drilling and completing wells, which result in production within the field, shall be charged to the Joint Account. Except as provided in Clauses 14 (numeral 14.3) and 21, all property acquired or used thereafter for the performance of activities of the Commercial Field operation shall be paid and owned by the Parties in the proportions set forth in this Clause.

22.3 Within the first five (5) days of each month the Parties shall, in the bank designated by Operator, pay the Operator their share of the Budget in accordance with needs and in the currency in which the expenditures should be made, that is to say, in Colombian pesos or in United States of America dollars, as requested by the Operator in accordance with the schedules and cost estimates approved by the Executive Committee. When THE ASSOCIATE does not have the necessary Colombian pesos to cover its quota, in this currency, ECOPETROL shall have the right to supply said pesos and to receive credit to its dollar obligations, using the official exchange rate certified by the Central Bank on the day ECOPETROL is to make said contribution, provided said transaction is permitted by legal dispositions.

22.4 The Operator shall present monthly to the Parties, and within the thirty
(30) calendar days following the end of the month, a monthly statement showing the total sums anticipated, actual expenses, pending obligations and a report of all the charges and credits made to the Joint Account, and said report shall be developed in accordance with Annex "B". If the payments as set forth in Clause 22 (numeral 22.3) are not made within the stated term and the Operator elects to cover them, the delinquent Party shall pay the Commercial Interest in the same currency in which payment is to be made, during the term of delinquency.

22.5 If either Party should fail to contribute on a timely basis to the Joint Account the total sums that it owes, effective on that date, the Party shall be considered a delinquent Party and, the other Party the prompt Party. If the prompt Party has paid the delinquent Party's share, in addition to its own, the former shall have the right, after a sixty (60) days waiting period, to have the Operator deliver the Delinquent Party's total participation in the Contracted Area, (excluding the royalty percentage), up to the amount of production which permits the prompt Party realize a net income from sales equal to the sum not paid by the Delinquent Party plus an annual interest equal to the Commercial Interest rate, beginning sixty (60) days after the date of commencement of delinquency. "Net Income" is understood to mean the difference between the sales price of the crude taken by the prompt Party, less cost of transportation, storage, loading and other reasonable expenditures incurred by the prompt Party in the sale of the products taken. The prompt Party shall have thirty (30) days from the date of written notice to the Delinquent Party of its intention to take all or a part of the Delinquent Party's share of production.

22.6.1 All Direct Expenditures of the Joint Operation shall be charged to the Parties in the same proportion production was distributed at after royalties.

22.6.2 Indirect Expenses are charged to the Parties in the same established proportion as Direct Expenditures as in the numeral 22.6.1 of this clause. The amount of these expenditures shall be calculated by taking the annual total value of the investments and expenditures (excluding administrative and technical support) and applying the equation a+m (X-b); where X = total annual investments and expenditures, and "a", "m" and "b", are constants whose value is set out in the following chart in relation to the amount of annual investments and expenditures:

================================================================================
    AMOUNT INVESTMENTS AND EXPENDITURES                   CONSTANT VALUES

                          "X" (US$)             "a" (US$)  m(fract)   "b" (US$)
================================================================================
       1                   0     25,000,000             0    0.10              0
--------------------------------------------------------------------------------
       2          25,000,001     50,000,000     2,500,000    0.08     25,000,000
--------------------------------------------------------------------------------
       3          50,000,001    100,000,000     4,500,000    0.07     50,000,000
--------------------------------------------------------------------------------
       4         100,000,001    200,000,000     8,000,000    0.06    100,000,000
--------------------------------------------------------------------------------
       5         200,000,001    300,000,000    14,000,000    0.04    200,000,000
--------------------------------------------------------------------------------
       6         300,000,001    400,000,000    18,000,000    0.02    300,000,000
--------------------------------------------------------------------------------
       7         400,000,001       and more    20,000,000    0.01    400,000,000
================================================================================

This equation shall be utilized once a year in each situation, applying the constants that correspond to the total annual investments and expenditures.

22.7 The monthly account reports as set forth in Clause 22 (numeral 22.4) shall be reviewed or objected to by any of the Parties from the moment they are received and up to two (2) years after the end of said calendar year, specifying clearly the objected or adjusted entries and the reason for such. Any account not adjusted or objected to within this period of time, shall be considered final and correct.

22.8 The Operator shall keep accounting records, vouchers and reports of the Joint Account in Colombian pesos in accordance with all Colombian laws, and every debit or credit to the Joint Account shall be made in accordance with the accounting procedure established in Annex "B", which is part of this contract. In the event of any discrepancy between said accounting procedure and the provisions herein, the provisions of this contract shall prevail.

22.9 The Operator can sell materials or equipment during the first twenty (20) years of the Exploitation Period for the benefit of the Joint Account, provided that the amount sold does not exceed five thousand United States of America dollars (US$5,000) or its equivalent in Colombian currency. This type of operations shall not exceed the amount of fifty thousand United States of America dollars (US$50,000) or its equivalent in Colombian currency in any one calendar year. Any sale in excess of these amounts or sales of real property shall be approved by the Executive Committee. Said materials or equipment shall be sold at a reasonable market price depending on their wear and tear condition.

22.10 Any machinery, equipment or other assets or property acquired by the Operator for the performance of this contract and charged to the Joint Account shall be owned by the Parties in equal shares. However, should any one of the Parties decide to terminate its Interest under this Contract prior to the expiration of the first seventeen (17) years of the Exploitation Period, except as provided in Clause 25, said Party agrees to sell to the other Party all or part of its Interest in the said property at a reasonable market price or at its book value, whichever is lower. In the event the other Party does not wish to purchase said assets within ninety (90) days following the formal sale offer, the Party wishing to withdraw shall have the right to assign to a Third Party his Interest in said machinery, equipment or property. Should THE ASSOCIATE decide to withdraw after expiration of the seventeen (17) years of the Exploitation Period, its interest in the Joint Operation shall pass to ECOPETROL on a free of charge basis.

CHAPTER VI - LENGTH OF THE CONTRACT
CLAUSE 23 - MAXIMUM DURATION

This contract shall have a maximum duration of twenty-eight (28), divided as follows: Up to six (6) years for the Exploration Period, pursuant to Clause 5, without prejudicing the provisions of Clause 9 (numerals 9.3 and 9.8), and twenty-two (22) years for the Exploitation Period, commencing from the date of termination of the Exploration Period. It is understood that in the events contemplated hereunder, in which the Exploration Period may be extended, the total duration shall in no case exceed twenty-eight (28) years.

PARAGRAPH: THE ASSOCIATE shall continue fulfilling its duties in exploration, as agreed to under Clause 5, and shall be able at the same time to proceed in the exploitation of said fields before the Exploration Period defined in Clause 4, numeral 4.19, ends, provided that the 22 year Exploitation Period shall commence on the expiration date of the Exploration Period.

CLAUSE 24 - TERMINATION
This contract shall terminate in any of the following instances:

24.1 Due to expiration of the Exploration Period without THE ASSOCIATE having discovered a Commercial Field, except as provided for in Clauses 9 (numerals 9.5 and 9.8) and 34.

24.2 Upon expiration of the term of duration of the contract, as set forth in Clause 23.

24.3 At any time at the request of THE ASSOCIATE, upon fulfillment of its obligations as set forth in Clause 5 and other provisions of this contract.

24.4 Due to the special causes as set forth in Clause 25.

CLAUSE 25 - CAUSES FOR UNILATERAL TERMINATION

25.1 ECOPETROL may unilaterally terminate this contract, at any time before the expiration of the period set forth in Clause 23, in the following instances:

25.1.1 Due to dissolution of THE ASSOCIATE and its assignees.

25.1.2 In the event THE ASSOCIATE and its assignees were to assign this contract in whole or in part without complying with the requirements of Clause 27.

25.1.3 Due to the financial insolvency of THE ASSOCIATE and its assignees; insolvency which is presumed to exist whenever a Court declares it in bankruptcy or whenever a Court calls for the formation of the creditors committee.

25.1.4 Due to THE ASSOCIATES failure to comply with its obligations hereunder. At the expiration of each one of the periods for the performance of the exploration obligations, the Associate shall present a written report demonstrating the fulfillment of the obligations for said. In the event that they are not met, the operator shall have a period of sixty (60) days to diligently complete them, in accordance with accepted industry standards. If this is an insufficient amount of time, the Party shall agree to grant additional time for said purposes. If at the end of this period all agreed to jobs have not been completed, ECOPETROL shall declare non-fulfillment and shall proceed as set forth in Clause 25 (numeral 25.3).

25.2 In the event of a declaration of unilateral termination, THE ASSOCIATE's rights hereunder shall cease both as Party in Interest in the contract and as Operator, provided that at the time of said declaration of unilateral termination THE ASSOCIATE is acting in both capacities.

25.3 ECOPETROL may only unilaterally terminate this contract after a sixty (60) day written notice to THE ASSOCIATE or its assignees, clearly specifying the reasons invoked for declaring said termination, and provided that the other Party has not presented satisfactory explanations to ECOPETROL, or that THE ASSOCIATE has not corrected the default in the performance of the contract, without prejudicing THE ASSOCIATE'S right to file any legal remedies as it may deem advisable.

CLAUSE 26 - DUTIES IN CASE OF TERMINATION

26.1 Upon termination of the contract pursuant to Clause 24, of either the Exploration or Exploitation phase, THE ASSOCIATE shall leave in production those wells then producing and shall hand over the buildings, pipelines, transference lines and other real properties belonging to the Joint Account (located in the Contracted Area), all of which shall become the property of ECOPETROL free of charge, together with the rights-of-way and property acquired for the benefit of the contract, including those located outside the Contracted Area.

26.2 If this contract terminates for whatever reason after expiration of the first seventeen (17) years of the Exploitation Period, all of THE ASSOCIATE'S interest in the machinery, equipment or other assets or personal property used or acquired by THE ASSOCIATE or by the Operator for the implementation of this contract shall pass to the control of ECOPETROL on a free-of-charge basis.

26.3 If this contract is terminated before expiration of the seventeen (17) years of the Period of Exploitation, the provisions of Clause 22 (numeral 22.10) shall be implemented.

26.4 In the event that this contract is terminated by declaration of unilateral termination at any time, all the personal assets real estate assets acquired for the exclusive benefit of the Joint Account shall pass the control of ECOPETROL free-of-charge.

26.5 Upon termination of this contract for whatever reason and at whatever time, the Parties shall be obligated to satisfactory fulfill their legal duties between one another and with third parties as well as those acquired under this contract.

CHAPTER VII - MISCELLANEOUS DISPOSITIONS
CLAUSE 27 - RIGHTS OF ASSIGNMENT

27.1 THE ASSOCIATE shall have the right to assign or transfer all or any of its interests, rights and obligations under the association contract to another person, company or group, with the prior approval of the Minister of Mines and Energy and the President of "Empresa Colombiana de Petroleos", ECOPETROL. Therefore, any project involving assignment or transfer of any interest, rights or obligations under this contract, shall be brought to the attention, by means of a certified notice from THE ASSOCIATE, to the Minister of Mines and Energy and to the President of "Empresa Colombiana de Petroleos", ECOPETROL, and said notice shall indicate the essential elements thereof, such as the prospective assignee, the value of said property, interests, rights, and obligations to be assigned, scope of the operation, etc. Within thirty (30) business days following said notice, the Minister of Mines and Energy and the President of "Empresa Colombiana de Petroleos", ECOPETROL, shall exercise their discretionary power to analyze the qualifications of the prospective assignees, after which they shall make a decision, without any obligation to explain the reasons therefor. In any event, whatever decisions are made by the Minister of Mines and Energy shall prevail.

27.2 If THE ASSOCIATE has not received any reply after thirty (30) days following the date on which the Minister of Mines and Energy received said notice, it shall be understood by all that the applications has been approved.

27.3 Transfers carried out during the Period of Exploration between companies legally established in Colombia, are not required to obtain the previously indicated authorization and can be done through written authorization form the Empresa Colombiana de Petroleos, ECOPETROL, and the registration of the respective document.

27.4 Changes or modifications in THE ASSOCIATE'S contractual relations with "Empresa Colombiana de Petroleos", ECOPETROL shall also be subject to approval by the Minster of Mines and Energy and the President of "Empresa Colombiana de Petroleos", ECOPETROL, if said changes or modification are the result of total or partial direct negotiations respecting interests, quotas or shares in THE ASSOCIATE.

27.5 However, in the following situations said changes and modifications shall not require approval by the Minister of Mines and Energy and "Empresa Colombiana de Petroleos", ECOPETROL:

27.5.1 When the transactions are carried out at the stock exchange or in an open market basis.

27.5.2 If it is a matter of assignments or transfers derived from situations beyond the control of THE ASSOCIATE or the companies that it controls or directs, such as governmental decisions, court judgments, division and adjudication of assets and public auctions.

27.5.3 Whenever negotiations are carried out within the companies that control or direct THE ASSOCIATE, or its affiliates or subsidiaries of subsidiaries of the affiliates, or within companies forming an economic group, it shall be sufficient to inform the Minister of Mines and Energy and the Empresa Colombiana de Petroleos, ECOPETROL on a timely basis of said assignment or transfer.

27.6 Except as stated above, if any assignments, transfers, negotiations, transactions or operations referred to in this clause are carried out without the prior consent or approval by the Minister of

Mines and Energy and the President of "Empresa Colombiana de Petroleos", ECOPETROL, whenever necessary, may seek to apply the provisions of Clause 25 of the Association Contract.

27.7 Those transactions carried out in accordance with this Clause and that, and that are in keeping with Colombian tax laws, shall be taxable thereof.

CLAUSE 28 - DISAGREEMENTS

28.1 In the event of any discrepancies or inconsistencies between the Clauses of this contract and those of Annex "B" entitled "Operating Agreement" the provisions of the former shall prevail.

28.2 Any differences of a legal nature arising between the Parties hereto regarding interpretation and implementation of this contract, and which cannot be settled amicably, shall be brought for final decision of the jurisdictional branch of the Colombian State.

28.3 Any technical or factual differences between the Parties hereto by reason of interpretation or implementation of this contract, and that cannot be settled amicably, shall be referred to experts for final decision, who shall be selected as follows: one by each Party, and a third one chosen by mutual agreement of the two experts so designated. Should an agreement not be reached as to the appointment of the third expert, the latter shall be chosen, upon request of either Party, by the Board of Directors of the Colombian Association of Oil Engineers (ACCEPT), headquartered in Santa Fe de Bogota.

28.4 All accounting differences arising between the Parties resulting from interpretation and execution of the contract which could not be settled amicably, shall be submitted to experts for their decision, who shall be public accountants chosen as follows: One by each Party, and the third one by the two principal experts, and should agreement not be reached by these experts and at the request of any of the Parties, said third expert shall be appointed by the Board of Directors of Accountants in Bogota.

28.5 Both Parties declare that the decisions of the experts shall have be binding between the Parties and consequently, said decisions shall be final.

28.6 In the event of disagreement between the Parties as to whether the dispute is technical, accounting or legal in nature, said dispute shall be considered to be legal and Clause 28 (numeral 28.2) shall be applied.

CLAUSE 29 - LEGAL REPRESENTATION
 ........clearly that:

29.8.1 Cost shall be one of the factors to be considered, but not the only one, i the adjudication and administration of this contract;

29.8.2 All bids that are higher than the real cost for these activities shall be disqualified.

29.8.3 Evaluation of bids shall include evaluation of other factors beside cost, which shall be included in the performance work statement;

29.8.4 Offers must be presented in accordance with the terms of said bid, and not fulfillment of this requirement may result in invalidation of the bid;

29.8.5 The invitation to bid shall include a table showing details of the prices that must be considered by the offerors, so that proposal could be more easily compared;

29.9 The bidders' list shall be reviewed and approved by Technical Sub-Committee before being sent to bidders.

29.10 Once the performance work statement has been distributed, the following rules shall be applicable:

29.10.1 Any information, modifications or clarifications to the original performance work statement shall be delivered to all bidders. The Operator's Purchase and Procurement Department shall be responsible for these changes. All changes must be justified in writing.

29.10.2 No new bidders could be added to the original bidders' list approved by the Technical Sub-Committee.

29.10.3 Any bidder not following the bid's procedures and rules, or violating the Operator's code of business ethics, shall be immediately disqualified.

29.11 The contents and format of all materials included in an invitation to bid shall fulfill all procedural requirements set out in "Document Format for Presentation to the Technical Sub- Committee" and must be presented for consideration to the Technical Sub-committee.

29.12 Internal approval procedures required by the Operator and ECOPETROL would depend on the estimated value of the contract, in accordance with each one's internal procedure.

CLAUSE 30 - CONTRACT ADJUDICATION AND PURCHASE ORDERS

30.1 The
Operator shall be responsible of adjudicating bids for contract or purchase orders. For this...

30.2 The liabilities contracted by ECOPETROL and THE ASSOCIATE through this contract pertaining to third parties shall not be joint liability and, consequently, each Party shall be separately responsible for its participation in expenditures, investments and obligations resulting from these liabilities.

30.3 In as far as the value of the expenditures incurred and the contracts executed by the Operator for amounts exceeding forty thousand United States of America dollars (US $40,000) or its equivalent in Colombian pesos, not previously authorized by the Executive Committee, except for the regulations in the Clause 11 (numeral 11.7); the only one responsible to third parties shall be the Operator, who shall assume responsibility for the entire value. When the expenditure in question is accepted by the Executive Committee, the Operator shall be paid for the value of the work, study or purchase, in accordance with norms defined by the Executive Committee. In the event that the expense or asset is not approved by the Executive Committee, the Operator, if possible, shall be able to withdraw the asset in question and refund the partners any costs caused the operation as a result of said withdrawal.
    Whenever it is not possible for the Operator to withdraw said assets, or whenever he refuses to do it, the benefit or increase in value resulting from these expenditures or contracts, shall belong to the Parties in proportion to their Interest in the Operation.

30.4 Ecological Control. THE ASSOCIATE, in developing all activities under this contract, shall comply with all provisions of the National Code of Renewable Natural Resources and Protection of the Environment and other legal dispositions on this subject. To this end, THE ASSOCIATE shall implement a permanent preventive plan to assure the preservation and restoration of the natural resources within the areas in which the exploration, exploitation and transportation work is realized as provided for in this contract.
Said plans and schedules must be divulged by THE ASSOCIATE to the national and regional communities and entities involved in this matter.
Likewise, specific contingency plans must be developed to respond to emergencies and to implement remedial actions. THE ASSOCIATE shall coordinate said plans and actions with the appropriate entities.

Schedules and budget pertaining to said plans shall be prepared by the Associate in accordance with pertinent clauses of this contract.
All costs thus generated shall be assumed by THE ASSOCIATE during the Period of Exploration and by Both Parties, chargeable to the Joint Account, during the Exploitation period.

CLAUSE 31743 TAXES, CHARGES AND OTHERS
Any taxes and charges accrued after the establishment of the Joint Account and before the Parties receive their production share, related to Oil exploitation, shall be charged to the Joint Account. Revenue, capital gains and related taxes shall be payable by each Party as applicable to each one.

CLAUSE 32 - PERSONNEL

32.1 THE ASSOCIATE shall designate the Operator's Manager after consultation with ECOPETROL.

32.2 Pursuant to the terms of this contract and subject to the norms to be established thereof, the Operator shall have autonomy in appointing the personnel required for the operations thereunder, and shall be able to determine their remuneration, duties, rank, number and conditions. The Operator shall adequately and diligently train said Colombian personnel as may be required to replace foreign personnel, as Operator deems necessary to perform the operations hereunder. Nevertheless, the Operator shall comply with all regulations of law governing the proportion of national and foreign employees and laborers.

32.3 TECHNOLOGICAL TRANSFER - THE ASSOCIATE, at his own cost, must provide a supervised training program in contract-related activities for ECOPETROL'S professional personnel. To comply with this obligation during the Exploration Period, supervised training can cover, among others, areas such as: geology, geophysics and related sciences, calculation of reserves and definition of reservoirs, drilling and production. Supervised training shall be carried out throughout the initial Exploration Period and during extensions thereto and shall integrate professional personnel appointed by ECOPETROL into the work group organized by THE ASSOCIATE for the Contracted Area or for other similar activities handled by THE ASSOCIATE.

In order to chose the resignation set forth in Clause 5 of this contract, THE ASSOCIATE must have previously complied with the training program herein described.

During the period of exploitation, the range, duration, place, participants, training, conditions and other aspects of said training shall be established by the Executive Committee of the Association. All supervising training costs, with the exception labor costs caused due to training of the professional staff, shall be assumed by the Associate during the period of exploration and by both parties debited to the Joint Account during the period of Exploitation.

PARAGRAPH (subject to agreement): To comply with obligations regarding technology transfer, as stated herein, during the first three (3) years of exploration and each year THE ASSOCIATE agrees to organize and pay for a supervised training course for ECOPETROL professionals not to exceed U.S. $30,000 in annual cost. The course shall be previously approved by ECOPETROL and THE ASSOCIATE. In the event that the period of exploration is extended, the supervised training course shall consist of a program similar to such as set forth herein.

32.4 In accordance with this contract, the Operator during the Period of Exploitation, shall have the right to perform whatever jobs it desires through contractors, subject to the power of the Executive Committee to approve contracts exceeding forty thousand United States of America dollars (US$40.000) in value, or its equivalent in Colombian currency.

CLAUSE 33 - INSURANCE

The Operator shall provide all insurance required by Colombian Law. Also, it shall demand of each contractor performing any work in the development of this contract, that it obtains and keeps in force the insurance policies considered necessary by the Operator. Likewise, the Operator shall carry any other insurance considered necessary by the Executive Committee.

CLAUSE 34 - GREATER FORCE OR ACTS OF GOD

Unforeseen events or acts of God, such as strikes, shutdowns, wars, earthquakes, floods or other catastrophes, laws or governmental bylaws or decrees that prevent the obtainment of the essential materials and, in general, any other non-financial causes that effectively impede work, even if not previously listed, but affecting the Parties and not within their control. If one of the Parties cannot, due to unforeseen events or acts of God, comply with the obligations of this contract, it shall notify immediately to the other Party so that it may evaluate this situation, specifying the reasons for said impediment. Under no circumstances shall these unforeseen events or acts of God cause the extension of the total period of exploration and exploitation beyond the twenty-eight (28) calendar years commencing on the effective date of the Contract, in accordance with the agreed-upon provisions of the Clause 23, but however, any impediment caused by unforeseen events or acts of God during the six (6) year period of exploration stated in Clause 5, and lasting for more than thirty (30) consecutive days, shall extend said six (6) year period by the same length of time as the duration of the impediment.

CLAUSE 35 - APPLICATION OF COLOMBIAN LAWS

For all purposes hereunder, the Parties set the city of Santa Fe de Bogota, Republic of Colombia, as their main offices. This contract is governed in all respects by Colombian law, and THE ASSOCIATE accepts jurisdiction of Colombian Courts and waives any diplomatic claim respecting its rights and obligations hereunder, except in the event of denial of justice. It is understood that denial of justice shall not be deemed to exist when THE ASSOCIATE in its capacity as a Party or Operator has had access to all the resources and means of action which under Colombian Law may be used before the jurisdictional branch of the government.

CLAUSE 36 - NOTICE

Any notice or communications, in order to be valid, between the Parties hereto, relating to this contract, shall mention the pertinent Clauses, and shall be sent to the Parties at the following addresses: TO ECOPETROL: Carrera 13 No. 36-24, Santa Fe de Bogota, Colombia. TO THE ASSOCIATE: Calle 100 No. 8A-49, Oficina 705, Santa Fe de Bogota, Colombia. Any change of address shall be made known in advance to the other Party.

CLAUSE 37 - VALUE OF OIL

Payments or reimbursements referred to in Clause 9 (numeral 9.2 and 9.4) and 22 (numeral 22.5) shall be made in United States of America dollars or in Oil, on the basis of the price in effect at that time and within the limitations set forth by Colombian legislation for the sale of the portion payable in dollars, for Oil or Natural gas originating from the Contracted Area and destined for refining within the National territory.

CLAUSE 38 - PRICE FOR OIL

38.1 Oil belonging to THE ASSOCIATE hereunder and destined for internal use or refining shall be paid against delivery at the Refinery where the crude is to be processed or at the receiving Station agreed upon by the Parties, as follows:

38.1.1 Gas shall be paid pursuant to Resolution No. 61 of 1983, issued by the Oil and Natural Gas Pricing Commission and Decree 196 of the 17th of January, 1986, as issued by the President of the Republic, or governmental regulations replacing them.

38.1.2 Crude shall be paid pursuant to Resolution 13 of the 14th of December, 1992, issued by the National Commission of Energy, or by governmental regulations replacing it.

38.2 Differences arising from the application of this clause shall be channeled through the systems established in this contract.

CLAUSE 39 - AGENCY AND ADMINISTRATION

The PRESIDENT of the Empresa Colombiana de Petroleos - ECOPETROL - delegates to the Vice- President for Associated Operations the administration of this Contract, in accordance with the norms and regulations of ECOPETROL, and grants him the power to carry out all the necessary activities to develop said Contract.

CLAUSE 40 - VALIDITY

In order to be valid, this Contract requires the approval of the Ministry of Mines and Energy. In witness whereof, it is signed in Santa Fe de Bogota, before witnesses, on the _________ (__) day of the month of _________, Nineteen Hundred and Ninety Five (1995).

          EMPRESA COLOMBIANA DE                    THE GHK COMPANY
                PETROLEOS
                ECOPETROL




       JUAN MARIA RENDON GUTIERREZ                RUSS D. CUNNINGHAM
                PRESIDENTE                       LEGAL REPRESENTATIVE

                              GHK COMPANY COLOMBIA

                             ENRIQUE VARGAS RAMIREZ
                                APODERADO GENERAL

Witnesses

CHAPTER I
GENERAL DISPOSITIONS

CLAUSE 1.
Purpose of this contract

CLAUSE 2.
Application of the contract

CLAUSE 3.
Contracted Area

CLAUSE 4.
Definitions

CHAPTER II
EXPLORATION

CLAUSE 5.
Terms and conditions

CLAUSE 6.
Supply of Information During Exploration

CLAUSE 7.
Budget and Exploration schedules

CLAUSE 8.
Return of areas

CHAPTER III
EXPLOITATION

CLAUSE 9.
Terms and Conditions

CLAUSE 10.
Technical Control of Operations

CLAUSE 11.
Schedules and cost estimates of Exploitation

CLAUSE 12.
Production

CLAUSE 13.
Royalties

CLAUSE 14.
Distribution and availability of Oil

CLAUSE 15.
Utilization of gas

CLAUSE 16.
Unification

CLAUSE 17.
Furnishing of Information and inspection during exploitation

CHAPTER IV
EXECUTIVE COMMITTEE

CLAUSE 18.
BY-LAWS

CLAUSE 19.
Functions

CLAUSE 20.
Decision-Making Process in the event of disagreement in the Operation

CLAUSE 21.
Operations at their risk of one of the Parties

CHAPTER V
JOINT ACCOUNT

CLAUSE 22.
Management

CHAPTER VI
LIFE OF THE CONTRACT

CLAUSE 23.

Maximum life

CLAUSE 24.
Completion

CLAUSE 25.
Causes for unilateral termination

CLAUSE 26.
Duties in case of termination

CHAPTER VII
MISCELLANEOUS DISPOSITION

CLAUSE 27.
Right of transfer

CLAUSE 28.
Disagreements

CLAUSE 29.
Legal representation

CLAUSE 30.
Responsibilities

CLAUSE 31.
Taxes, charges and others

CLAUSE 32.
Personnel

CLAUSE 33.
Insurance

CLAUSE 34.
Unforeseen events or acts of God

CLAUSE 35.
Application of Colombian Laws

CLAUSE 36.
Notice

CLAUSE 37.
Value of Oil

CLAUSE 38.
Prices for Oil

CLAUSE 39.
Agency and Administration

CLAUSE 40.
Validity